Exhibit 4.43

Supplementary Agreement to the Exclusive Consultation and Service Agreement

This Supplementary Agreement to the Exclusive Consultation and Service Agreement (the “Agreement”) is entered into between the following Parties (the “Parties”) on July 30, 2013.

Party A: Joytone Infotech Co., Ltd.

Address: Room 1505, Science and Technology Plaza, Qianjin East Road, Kunshan Development Zone, Jiangsu

Party B: Beijing iJoy Information Technology Co., Ltd.

Address: Room 408, Tower B, Desheng International Center, No. 83 Deshengmenwai Avenue, Xicheng, Beijing

WHEREAS:

1.	The Parties have entered into an Exclusive Consultation and Service Agreement on October 30, 2012 and mutually agreed on providing technical service and management consultancy service;
2.	During the term of this Agreement, Party A agrees to provide Party B with and Party B agrees to accept the management consultancy and Internet technical services;
3.

During the term of this Agreement, Party B shall not accept any management consultancy, Internet technical services or other similar services provided by any persons or entities other than Party A, except with prior consent of Party A.

Therefore, the Parties have, through friendly consultation, reached the following agreement on April 30, 2013:

1.

The service fee shall be calculated and paid at RMB 1,000 per hour, and Party A may adjust the aforementioned rate at any time at its own discretion. The service fee shall be paid on a monthly basis; Party B will pay within 5 days after receiving and reviewing the invoice issued and provided by Party A.

2.

Any intellectual property rights developed by Party A in the course of providing the services under this Agreement shall belong to Party A. However, if mandatory law provides otherwise, the attribution of intellectual property rights shall be determined in accordance with the provisions of the mandatory law.

3.	Each of the Parties hereby warrants that it has acquired all the rights, qualifications and capabilities necessary for the negotiation, execution and performance of this Agreement.
4.	Each of the Parties shall keep confidential the confidential information obtained from the other Party in the course of the negotiation, execution and performance of this Agreement.
5.	This Agreement shall terminate at the time when the Parties enter into a new agreement on the services agreed upon hereunder.

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[Signature page of Supplementary Agreement to the Exclusive Consultation and Service Agreement]

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Exclusive Consultation and Service Agreement as of the date first above written.

Party A: Joytone Infotech Co., Ltd. (seal)

(Company seal: /s/ Joytone Infotech Co., Ltd.)

Party B: Beijing iJoy Information Technology Co., Ltd. (seal)

(Company seal: /s/ Beijing iJoy Information Technology Co., Ltd.)